Exhibit 99.1

Neuronetics Reports Preliminary Fourth Quarter and Fiscal Year 2023 Financial Results

MALVERN, PA., January 8, 2024 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced certain preliminary unaudited fourth quarter and full year 2023 results.

Fourth Quarter 2023

Preliminary unaudited total revenue is expected to be over $20 million as compared to previously stated guidance of $19.0 to $21.0 million.

Preliminary unaudited U.S. NeuroStar Advanced Therapy System revenue is expected to be approximately $4.5 million. In the quarter, the Company shipped 59 systems.

Preliminary unaudited U.S. Treatment Session revenue is expected to be over $14.5 million a Company record, and an increase of approximately 20% over the fourth quarter of 2022.

Local consumable revenue increased by over 33% over the fourth quarter 2022.

The Company generated positive cash flow of over $1 million in the fourth quarter 2023, ending 2023 with cash and cash equivalents at approximately $59 million.

Full Year 2023

Preliminary unaudited total revenue is expected to be over $71 million as compared to previously stated guidance of $70.0 to $72.0 million.

“2023 was an exciting year at Neuronetics. The momentum we built throughout the year resulted in a record fourth quarter. From a commercial perspective, we are seeing sustained improvement in utilization trends across key customer segments. Our local consumable customers grew utilization by over 20% and Greenbrook has continued to drive increasing usage of NeuroStar,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Importantly, our growth, in combination with increased operating leverage and our prudent expense management generated positive cash flow of over $1 million in the fourth quarter, a significant milestone for the company,” added Mr. Sullivan.

Mr. Sullivan concluded, “As we look to 2024, we are very enthusiastic about our opportunity to continue to expand the widespread use of NeuroStar. We are particularly excited about the launch of the next phase of our Better Me Guarantee Provider pilot program in January of 2024. We have approximately 100 customer sites who will be included in the next cohort which begins on January 22, and over 275 sites who are on track to be eligible to participate in the next phase of the pilot program later in 2024. Practices accepted into the BMGP pilot agree, and are required, to meet specific standards of patient care and responsiveness, which we believe will help identify patients in need who would benefit from Neurostar.”

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is FDA-cleared for adults with major depressive disorder (“MDD”), as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with over 5.9 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s unaudited financial and operating results for the fourth quarter and full year 2023, including with respect to revenue, expenses, growth, system placements, utilization, cash balance and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: application of the Company’s revenue recognition policies, the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com